Exhibit 99.1

News Release

OvaScience Reports First Quarter 2017 Financial Results

—Fertilization of Bovine EggPC Cell-Derived Egg in OvaTure Program on Track for Year-End—

—OvaPrime Clinical Trial Progressing Toward Year-End Initial Readout—

—Robust Financial Position Supports Corporate Strategy into 1Q19—

—Conference Call Today at 4:30 p.m. ET—

WALTHAM, Mass., May 9, 2017 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported financial results and provided a business update for the first quarter ended March 31, 2017.

“During the first quarter, we advanced our portfolio of novel treatments for female fertility. We progressed our research and development efforts with OvaTure, and we are on track with patient enrollment in our ongoing clinical study of OvaPrime. We continue to expect multiple potential milestones by year-end, including the successful fertilization of a bovine Egg PC cell-derived egg and an initial data readout from our ongoing clinical study of OvaPrime,” said Michelle Dipp, M.D., Ph.D., Executive Chair and Co-Founder of OvaScience.

“By realigning our organization to increase our focus on OvaTure and OvaPrime, we have reduced our operational cash spend,” added Christophe Couturier, Chief Financial Officer of OvaScience. “We are now positioned to successfully execute on our strategic priorities, while also achieving our financial plans for 2017.”

First Quarter and Recent Business Highlights:

OvaTureSM Treatment: OvaTure is a potential next-generation in vitro fertilization (IVF) treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing egg precursor (EggPC SM) cells into eggs in vitro.

•                  Through its joint venture, OvaXonSM, OvaScience and Intrexon® (NYSE: XON) continue to progress fertilization studies for bovine EggPC cell-derived eggs. The companies remain on track to successfully fertilize a bovine EggPC cell-derived egg by year-end.

•                  OvaScience continues to work with its clinical partners to develop a repeatable and robust process for the maturation of human EggPC cells and to secure authorization to fertilize human EggPC cell-derived eggs and embryos by the end of the first half of 2018.

OvaPrimeSM Treatment: OvaPrime is a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve, by transferring her EggPC cells to her own ovary, where they may mature into fertilizable eggs.

•                  OvaScience is enrolling patients in its ongoing, prospective, controlled, blinded and randomized clinical study of OvaPrime, which is designed to evaluate the treatment’s safety and effect on patients’ hormone levels and follicular development as measured by ultrasound. The study is designed to enroll 70 women with either diminished ovarian reserve (DOR) or primary ovarian insufficiency (POI). To date, the Company has enrolled 60 patients and completed reintroductions in 36 patients.

•                  OvaScience expects to complete enrollment of 70 patients by the end of the first half of 2017 and to complete biopsies in 70 patients by year-end. OvaScience also expects to announce initial data from the first 20 patients, including six months of post-EggPC reintroduction safety data, by year-end.

AUGMENT SM Treatment: AUGMENT is a fertility treatment designed to improve egg health and with that, IVF success rates, by using mitochondria from a woman’s own EggPC cells during IVF.

•                  OvaScience continues to maintain its footprint for AUGMENT, offering the treatment to patients at clinics in Canada and Japan. The Company may opportunistically expand in these countries on a limited basis.

•                  OvaScience met with the U.S. Food and Drug Administration (FDA) and will continue to work with the agency under its available procedures to determine the most appropriate regulatory pathway for potential entry into the U.S. The Company will provide an update at the appropriate time in the future.

Upcoming 2017 Milestones

The Company expects to achieve the following milestones in 2017:

•                  OvaTure:

•                  Fertilize a bovine EggPC cell-derived egg by year-end

•                  OvaPrime:

•                  Complete enrollment of 70 patients in the ongoing Canadian study by the end of the first-half

•                  Complete biopsies in 70 patients in the ongoing Canadian study by year-end

•                  Provide initial read-out, including six months of post-EggPC reintroduction safety data from 20 patients, by year-end.

First Quarter 2017 Financial Results

•                  Revenue for the quarter ended March 31, 2017 was $63,000, compared to $146,000 in the same period of 2016.

•                  Research and development expense for the quarter ended March 31, 2017, excluding restructuring charges, was $5.8 million, compared to $6.0 million for the same period in 2016. This decrease was driven primarily by a $0.8 million decrease in stock-based compensation expense and a $0.4 million decrease in costs associated with certain ongoing research agreements, partially offset by a $1.0 million increase in costs related to the refocus from commercial expansion to research and development.

•                  Selling, general and administrative expense for the quarter ended March 31, 2017, excluding restructuring charges, was $7.1 million, compared to $14.5 million for the same period in 2016. This year-over-year decrease of $7.3 million, or 51%, was driven by a $4.2 million decrease in employee-related costs due to reduced headcount, a $1.8 million decrease in marketing-related costs, and a $1.3 million decrease in legal, accounting, tax and other related expenses associated with international expansion.

•                  Net loss for the quarter ended March 31, 2017 was $14.9 million, or ($0.42) per share, compared to net loss of $21.8 million, or ($0.80) per share, for the same period in 2016. The net loss for the quarter ended March 31, 2017 includes restructuring charges of $1.5 million.

As of March 31, 2017, OvaScience had cash, cash equivalents and short-term investments of $99.1 million. The cash outlays related to our restructuring in the first quarter of 2017 represents $2.3 million. We expect the total one-time cash expenditures related to the restructuring to be between $5.9 million and $6.4 million over 2017 and 2018. The Company may also incur further restructuring charges related to the restructuring plan. OvaScience continues to expect that its operating cash burn for 2017 will be between $45 million and $50 million, which excludes these one-time cash expenditures. OvaScience anticipates that it will have sufficient funds, without additional financing, to support its operating plan into the first quarter of 2019.

Conference Call

OvaScience will host a conference call at 4:30 p.m. ET today, Tuesday, May 9, 2017, to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing +1-888-424-8151 for U.S. callers and +1-847-585-4422 for international callers five minutes prior to the start of the call and providing the passcode 8423996. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. ET on Tuesday, May 9, 2017 through 11:59 p.m. ET on Tuesday, May 16, 2017, and may be accessed by visiting OvaScience’s website or by dialing +1-888-843-7419 for U.S. callers and +1-630-652-3042 for international callers. The replay access code is 8423996#.

About OvaScience

OvaScienceSM, Inc. (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because it believes women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. OvaScience is developing OvaTureSM, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections and OvaPrimeSM, which could increase a woman’s egg reserve. OvaScience’s AUGMENTSM treatment, a fertility option designed to improve IVF success rates, is available in certain IVF clinics in select international regions. OvaScience treatments are not available in the U.S. For more information, visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the OvaPrime treatment, OvaTure treatment and AUGMENT treatment, including statements relating to the Company’s plans to fertilize a bovine EggPC cell-derived egg by year-end; to complete enrollment of all 70 patients in the ongoing Canadian study of OvaPrime by the end of the first half of 2017; to complete biopsies in all patients in the ongoing Canadian study of OvaPrime by year-end; to present initial data from 20 OvaPrime patients, including six months of post-EggPC reintroduction safety data, by year-end; availability of sufficient funding to support the preclinical development of OvaTure and clinical development of OvaPrime into the first quarter of 2019; the Company’s further efforts on human egg maturation; the Company’s plans to work with its clinical partners in pursuit of its goals to develop a repeatable and robust process for the maturation of human EggPC cells and to secure authorization to fertilize human EggPC cell-derived eggs and embryos by the end of the first half of 2018; the Company potentially expanding its AUGMENT footprint in Canada and Japan on a limited basis; and the Company’s plans to continue ongoing discussions with the U.S. Food and Drug Administration regarding AUGMENT. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatments (including the OvaPrime, OvaTure and AUGMENT treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Media and Investor Contact:

Jennifer Viera

617-420-8748

jviera@ovascience.com

- Financial Tables to Follow —

OvaScience, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	As of
	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$25,433	$43,930
Short-term investments	73,669	70,458
Prepaid expenses and other current assets	2,048	2,056
Total current assets	101,150	116,444
Property and equipment, net	4,707	5,572
Investment in joint venture	—	65
Restricted cash	439	439
Other long-term assets	23	23
Total assets	$106,319	$122,543
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,384	$2,183
Accrued expenses	8,207	11,026
Total current liabilities	10,591	13,209
Other non-current liabilities	1,006	1,116
Total liabilities	11,597	14,325
Total stockholders’ equity	94,722	108,218
Total liabilities and stockholders’ equity	$106,319	$122,543

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues	$63	$146
Costs and expenses:
Costs of revenues	269	1,176
Research and development	5,764	5,955
Selling, general and administrative	7,129	14,454
Restructuring	1,488	—
Total operating expenses	14,650	21,585
Loss from operations	(14,587)	(21,439)
Interest income, net	182	174
Other expense, net	(60)	(27)
Loss from equity method investment	(421)	(391)
Loss before income taxes	(14,886)	(21,683)
Income tax expense	(9)	75
Net loss	$(14,895)	$(21,758)
Net loss per share—basic and diluted	$(0.42)	$(0.80)
Weighted average number of shares used in net loss per share—basic and diluted	35,642	27,301

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